Exhibit 2.1

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This First Amendment to Asset Purchase Agreement (“First Amendment”) is entered into on June 22, 2012 by and among Redbox Automated Retail, LLC, a Delaware limited liability company (“Buyer”), and NCR Corporation, a Maryland corporation (“Seller”).

RECITALS

A. Seller and Buyer are parties to that certain Asset Purchase Agreement, dated February 3, 2012 (the “Agreement”).

B. Seller and Buyer desire to amend the Agreement as set forth in this First Amendment. Section 9.2 of the Agreement permits the Seller and Buyer to amend the Agreement by an instrument in writing signed by Seller and Buyer.

C. Capitalized terms used herein and not separately defined herein shall have the meanings given to them in the Agreement.

AGREEMENT

1.	Amendment

The Agreement is amended as set forth herein. Except as specifically provided for in this First Amendment, all of the terms and conditions of the Agreement and each of the other documents related to the Agreement shall remain unchanged and in full force and effect. Hereinafter, any reference to the Agreement shall mean the Agreement, as amended hereby.

2.	New Defined Terms

The following new defined terms are hereby added to Section 1.1 of the Agreement in the applicable alphabetical order:

““Indemnification Agreement” means the Indemnification Agreement between Buyer and Seller substantially in the form of Exhibit H.”

““Specified Inventory” means all of Seller’s right, title and interest in and to (i) the DVD titles and discs identified on Schedules 3.1(s)(iii)(B)-(C) and related cases and RFID tags and (ii) only if and to the extent the Fox Contract has been entered into as provided in Section 4.13(c), the DVD titles and discs identified on Schedule 4.13(c) and related cases and RFID tags.”

““Sublicense Agreement” means the Sublicense Agreement between Buyer and Seller substantially in the form of Exhibit I.”

The following new defined terms are hereby added to Section 1.2 of the Agreement in the applicable alphabetical order:

“Fox Contract	4.13(c)”

“Post-Closing Transactions	4.10(b)”

“Seller Property Taxes	4.7(d)”

“Universal Contract	3.1(s)(iii)(B)”

3.	Definition of “Blockbuster License”

The definition of “Blockbuster License” is hereby deleted in its entirety and replaced with the following language:

““Blockbuster License” means that certain Trademark Usage License between the BB 2009 Trust and Seller dated on or about March 2, 2009, as amended by that certain Amendment to Trademark Usage License dated May 16, 2012.”

4.	Definition of “Excluded Contracts”

The definition of “Excluded Contracts” is hereby deleted in its entirety and replaced with the following language:

““Excluded Contracts” means all Contracts that relate to the Acquired Assets or Business that are not Assumed Contracts, including: (a) all employment, change of control and severance agreements; (b) all Benefit Plans (and all Contracts related thereto); (c) all Contracts for Indebtedness; (d) any collective bargaining agreement; (e) all Studio Contracts; (f) all Contracts that have terminated or expired prior to the Closing; and (g) the Blockbuster License.”

5.	Definition of “Kiosk(s)”

The definition of “Kiosk(s)” is hereby deleted in its entirety and replaced with the following language:

““Kiosk” means (a) all of the kiosks associated with the Business, including those that are currently deployed, have been deployed or have never been deployed (except for kiosks acquired by Seller from DVDPlay, Inc., on December 8, 2009, as identified on Schedule 1.1(iii)) and (b) with regard to the Kiosks, all associated graphics, labels, stickers, signs (including marketing materials), rebranding-related materials, internal operating components, work in progress, spares, parts, external monitors, card readers, and RFID readers, except as set forth on Schedule 1.1(iv).”

6.	Definition of “Personal Property”

The definition of “Personal Property” is hereby deleted in its entirety and replaced with the following language:

“Personal Property” means (i) the tangible and intangible personal property owned by Seller and used or held for use primarily in connection with the Business, specifically including, among other things: (a) the Kiosks; (b) all DVD inventory (inclusive of Blu-Ray but excluding all video game discs), including cases and RFID tags; and (c) the other assets listed on Schedule 1.1(vi), except the property listed on Schedule 1.1(vii); and (ii) to the extent not already covered in (i) of this definition, the Specified Inventory.”

7.	Section 2.2 Excluded Assets

Section 2.2(e) of the Agreement is hereby deleted in its entirety and replaced with the following language:

“(e) [RESERVED]”

8.	Section 3.1(s) Assumed Contracts

Section 3.1(s) of the Agreement is hereby deleted in its entirety and replaced with the following language:

“(s) Contracts and Orders

(i) All Assumed Contracts are in full force and effect. All Assumed Contracts are valid and enforceable, subject to exceptions set forth on Schedule 3.1(s), and not in material default, with no material payments or other obligations past due, and no circumstance exists that, with notice, the passage of time or both, would constitute a material default under any Assumed Contract by Seller or, to the Knowledge of Seller, by any other party thereto. Seller has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Assumed Contract that has not been fully remedied and withdrawn. Seller has provided Buyer with true and complete copies of all of the Assumed Contracts, except as listed on Schedule 3.1(s)(i).

(ii) Seller has (i) terminated or caused to be terminated, including any all rights and obligations relating thereto (other than post-termination rights and obligations as set forth therein), the DVD Kiosk Agreement by and between Canada Safeway Limited, an Alberta corporation, First DVD Canada Inc., and Blackhawk Network (Canada) Ltd., an Alberta corporation, executed and effective as of April 6, 2009, as amended, and (ii) provided Buyer with true and complete copies of all documentation relating to such termination.

(iii) Prior to the Closing, Seller shall have:

(A) [RESERVED];

(B) entered into a Contract with Universal (the “Universal Contract”), which contract is in full force and effect and under which, to Seller’s Knowledge, no party thereto is in default, (1) pursuant to which Seller (x) has purchased or licensed and had delivered that Specified Inventory as described on Schedule 3.1(s)(iii)(B) and (y) has the right to transfer possession of such Specified Inventory to Buyer immediately following the Closing (as long as Buyer satisfies the terms and conditions of a certain Letter Agreement between Buyer and Universal, dated June 21, 2012); and (2) under which Universal Contract, Seller has fully complied with all of the terms and conditions, including its minimum license fee guarantees, revenue share and other payment obligations; and

(C) (x) purchased and had delivered or ordered and provided for the purchase and pursuant to Seller’s reasonable best efforts timely and proper delivery of, that Specified Inventory as described on Schedule 3.1(s)(iii)(C), (y) in a timely manner satisfied or provided for the satisfaction by Seller of all terms and conditions relating to such purchases or orders, including all payment obligations, and (z) provided that all right, title and interest to such Specified Inventory shall be that of Buyer immediately following the Closing or at such later time as Seller has satisfied all terms and conditions relating to such purchases or orders, including all payment obligations, which have not been met prior to or at the Closing.”

9.	Section 3.1(t)

Section 3.1(t) of the Agreement is hereby deleted in its entirety and replaced with the following language:

“(t) Assets. Except as set forth on Schedule 3.1(t), the Acquired Assets constitute all of the material assets, tangible and intangible, which to the Knowledge of the Seller are necessary to operate the Business in the manner operated by Seller in the ordinary course consistent with past practice for the 12-month period prior to the date of this Agreement. Except as set forth on Schedule 3.1(t), Seller has good and marketable title to all of the Acquired Assets with full power and authority to sell or assign its rights in and to the Acquired Assets to Buyer. At Closing, Seller will transfer to Buyer good and marketable title to all of Seller’s rights, title and interest in and to the Acquired Assets, free and clear of any Liens at the time of transfer, other than Permitted Liens, and without any modification thereof; and immediately following the Closing, Seller shall no longer be operating the Business in any form or manner other than as contemplated by the Transition Services Agreement.”

10.	Section 4.7 Tax Covenants

Section 4.7(d) of Section 4.7 of the Agreement is hereby deleted in its entirety and replaced with the following language:

“(d) Ad Valorem Taxes. Seller shall be responsible for and shall timely report and pay any and all ad valorem and property Taxes (other than Transfer Taxes, if any, arising from or in connection with the transactions contemplated by this Agreement) relating to the Acquired Assets to the extent the assessment date(s) (as set forth in Schedule 4.7(d)) for any such Taxes arises on or before the Closing Date (the “Seller Property Taxes”). Based on the Seller’s good faith estimate of the Acquired Assets located in the various states as provided to the Buyer, Buyer shall pay Seller $661,618 at Closing in connection with payment of Seller Property Taxes and have no other responsibility or liability in connection with Seller Property Taxes. Buyer shall be responsible for and shall timely report and pay any and all ad valorem and property Taxes (other than Transfer Taxes, if any, arising from or in connection with the transactions contemplated by this Agreement) relating to the Acquired Assets to the extent the assessment date(s) for any such Taxes arises after the Closing Date.”

11.	Section 4.10 Payments Received after Closing

Section 4.10 of the Agreement is hereby deleted in its entirety and replaced with the following language:

“(a) With respect to all Kiosks operated by Seller prior to Closing, to the extent any inventory has been rented but not returned on or before 11:59 p.m. Eastern time on the Closing Date (the “Open Transactions”), the revenue collected from and the liabilities relating to any such Open Transaction shall be those of Seller. Within 30 days following the receipt of an invoice and supporting documentation from Seller (and reasonably acceptable to Buyer) relating to the revenue collected from Open Transactions, Buyer shall remit to Seller the revenue (minus applicable payment processing fees) received by Buyer from Seller’s payment processor (together with the amount of any and all related Taxes collected) with respect to the Open Transactions. Seller shall timely remit to the applicable taxing authorities any and all Taxes collected with respect to the Open Transactions.

(b) With respect to Kiosks operated pursuant to a Retailer Agreement which has been assigned to Buyer, Seller shall deliver a letter of direction to Seller’s payment processor prior to Closing (in a form acceptable to Buyer) which shall direct payment to be made to Buyer for all transactions occurring on such Kiosks after 11:59 p.m. Eastern time on the Closing Date (the “Post-Closing Transactions”). With respect to Post-Closing Transactions, payment processing obligations are to be satisfied and procedures are to be carried out consistent with Schedule 1.2 to Schedule A of the Transition Services Agreement.

(c) Buyer and Seller shall cooperate and shall take such further actions, as and to the extent reasonably requested by the other party, as necessary to determine the amounts due to the parties under this Section 4.10.”

12.	Section 4.13 Removal of Branding and Inventory

Section 4.13 of the Agreement is hereby deleted in its entirety and replaced with the following language:

“(a) Seller shall (i) remove the “Blockbuster Express” branding on the Acquired Assets as set forth on Schedule 4.13(a) and as otherwise set forth on Schedule 1.5 to Schedule A of the Transition Services Agreement, (ii) provide warehousing for the Warehoused Kiosks (as defined in the Transition Services Agreement) for the 45-day period following the Closing Date and warehousing for Warehoused Kiosk Materials (as defined in the Transition Services Agreement) for the 60-day period following the Closing Date, in each case as provided in the Transition Services Agreement, (iii) destroy certain damaged Warehoused Kiosks and Warehoused Kiosk Materials as provided in the Transition Services Agreement, (iv) carry out such other removal, warehousing and destruction and be responsible for the costs related thereto, as set forth on Schedule 1.5 to Schedule A of the Transition Services Agreement, and (v) destroy any other “Blockbuster Express” branded materials not otherwise covered in (i)-(iv) above and be responsible for the costs related thereto.

(b) Prior to the Closing, Seller shall (i) remove all DVD inventory in the Kiosks that is not included in Personal Property or (ii) if not removed, eliminate the ability of such DVD inventory to be rented, reserved or purchased.

(c) For a period of 30 days following the Closing Date, Seller shall work and negotiate in good faith using its reasonable best efforts to enter into a Contract with Fox (the “Fox Contract”) as soon as possible after Closing, (1) pursuant to which Seller (x) shall purchase or license and have delivered that Specified Inventory as described on Schedule 4.13(c) and (y) shall have the right to transfer possession of such Specified Inventory to Buyer (as long as Buyer satisfies the terms and conditions of any related arrangement between Buyer and Fox (if entered into)); and (2) under which Fox Contract Seller shall fully comply with all of the terms and conditions, including its minimum lease fee guarantees, revenue share and other payment obligations.

(d) Seller (i) shall be solely responsible for meeting all of the terms and conditions of the Fox Contract (as applicable) and the Universal Contract and its other arrangements relating to Specified Inventory as described in Section 4.13(c) (as applicable) and Section 3.1(s)(iii)(B)-(C), including all payment obligations relating to such contracts and arrangements, and pursuant to Seller’s reasonable best efforts having such Specified Inventory delivered (if not properly delivered prior to Closing) in a proper and timely manner in order that the Specified Inventory will meet the applicable “Street Date” rental availability as described on Schedule 3.1(s)(iii)(C) and Schedule 4.13(c) (as applicable), with all right, title and interest to the Specified Inventory as described in Schedule 3.1(s)(iii)(C) to be that of Buyer following delivery (with Seller to provide any appropriate documentation reasonably requested by Buyer to vest such right, title and interest in Buyer, free and clear of all Liens); and (ii) shall not cancel or otherwise modify any purchases or orders relating to any of the Specified Inventory unless specifically agreed to by Buyer in Buyer’s sole discretion.”

13.	Section 6.2 Actions to Occur at Closing

Section 6.2(a)(x) is hereby deleted in its entirety and replaced with the following language:

“(x) Sublicense Agreement. A counterpart of the Sublicense Agreement executed by Buyer;

(xi) Indemnification Agreement. A counterpart of the Indemnification Agreement executed by Buyer; and

(xii) Other Documents. Other documents reasonably requested by Seller to consummate the intent of this Agreement and the Transactions contemplated hereby.”

Section 6.2(b)(xiii) is hereby deleted in its entirety and replaced with the following language:

“(xiii) Sublicense Agreement. A counterpart of the Sublicense Agreement executed by Seller;

(xiv) Indemnification Agreement. A counterpart of the Indemnification Agreement executed by Seller; and

(xv) Other Documents. Other documents reasonably requested by Buyer to consummate the intent of this Agreement and the transactions contemplated hereby, including the letter of direction to Seller’s payment processor as contemplated by Section 4.10 hereof.”

14.	Amendments to Disclosure Schedules

The Schedules are deleted in their entirety and replaced with the attached Amended Schedules.

15.	Exhibits

The Sublicense Agreement and the Indemnification Agreement are added as Exhibit H and Exhibit I and as attachments to the Agreement, and are added to the list of Exhibits.

16.	Counterparts

This First Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. To expedite the process of entering into this First Amendment, the parties acknowledge that electronic or otherwise transmitted copies of this First Amendment will be equivalent to original documents until such time as original documents are completely executed and delivered.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment as of the date set forth above.

SELLER:

NCR CORPORATION

By:	/s/ ROBERT FISHMAN
Name:	Robert Fishman
Title:	Senior Vice President and Chief Financial Officer

BUYER:

REDBOX AUTOMATED RETAIL, LLC

By:	/s/ J. SCOTT DI VALERIO
Name:	J. Scott Di Valerio
Title:	Vice President